Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

BEE—Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

Event Date/Time: Nov. 06. 2007 / 10:00AM ET

FINAL TRANSCRIPT

Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Ryan Bowie

Strategic Hotels and Resorts—VP and Treasurer

Laurence Geller

Strategic Hotels and Resorts—CEO, President

Jim Mead

Strategic Hotels and Resorts—CFO, EVP

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James & Associates—Analyst

Will Marks

JMP Securities—Analyst

William Truelove

UBS—Analyst

Charles Laporta

Arctos Partners—Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Strategic Hotels and Resorts Incorporated third quarter 2007 earnings conference call. (OPERATORS INSTRUCTIONS) I would like to remind everyone that this conference is being recorded.

I would now like to turn the conference over to Mr. Ryan Bowie, Vice President and Treasurer of Strategic Hotels and Resorts Incorporated. Please go ahead, sir.

Ryan Bowie - Strategic Hotels and Resorts—VP and Treasurer

Thank you and good morning, everyone. Welcome to Strategic Hotels and Resorts third quarter 2007 conference call. The press release and supplemental financials were distributed yesterday. If anyone on the line did not receive a copy, these documents are available on the company’s web site at www.strategichotels.com within the investor relations section. We’re also hosting a live web cast for today’s call which can be accessed in the same section of the site. A replay of the call will be available for one month on the company’s web site. Before we get under way, I would like to state this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the company operates in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included in our SEC filings.

In the release and supplemental financials, the company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with the Reg G requirements. Now I would like to introduce the members of the management team with me today. Laurence Geller, President and Chief Executive Officer, and Jim Mead, Executive Vice President and Chief Financial Officer, will lead today’s discussion. Richard Moreau, Executive Vice President and Head of Asset Management is also available to answer any questions during the Q&A session. I will now turn the call over to Laurence.

Laurence Geller - Strategic Hotels and Resorts—CEO, President

Good morning and thank you all for joining us today.

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Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

Well, we’ve had a busy and successful third quarter that is now behind us and we’re very pleased with our progress as we’ve made great strides in 2007 and are well on the way to achieving the objectives we set out for you at the beginning of the year. These included:

•	The selling of our hotel condominiums at the Hotel del Coronado which have been accomplished with better-than-expected prices;

•

Recycling capital in a strategic partnership with the joint venture sale to the Government of Singapore which yielded an outstanding return on our investment at the InterContinental in just two years; and

•	Settling the insurance claim on the Hyatt Regency New Orleans and also entering into a contract for its sale.

In addition, we increased our fixed interest rates and extended fixed maturities at a time of low interest rates to increase the certainty of our balance sheet.

These accomplishments and this quarter’s strong financial results confirm that our focus on disciplined capital allocation and asset management is a very profitable strategy for our shareholders. The Master plans we have in place for each of our properties are designed to creatively and consistently maximize their value and their unique qualities, and the majority of the benefits of these plans are ahead of us still.

As we look at a near-term marketplace in an economy that holds greater uncertainty, I’m confident that our strategies will continue to provide incremental value throughout the economic cycle. It is what we’ve been saying from the beginning: the underpinning of great real estate combined with the execution of our research-driven, value-creation strategies has long-term value that continues to strengthen our company.

Turning to this quarter, for our portfolio, Total RevPAR rose 9% and ADR increased 5%. We also improved gross operating profits per room by 16% in North America and expanded gross margins by 210 basis points. As I see it, this is a testament to the ability of our team to drive revenue growth from core and non-room revenues alike.

Last year, we executed on capital projects related to our Master plans with over 20% cash-on-cash returns on $22 million of projects and expect to deliver $160 million in projects by year end. And as I said, we are just in the early stages of most of our Master plan activities.

We’ve also secured a future investment pipeline through contracts to purchase on completion the Aqua Building expansion of our Fairmont Chicago, the development of the La Solana Resort in Punta Mita and now with a contract to purchase the last remaining 60-acre oceanfront lodging site in Punta Mita which will be developed into a luxury mixed-use residential and hotel resort.

After two years of hard work to realize the value of the Hyatt Regency New Orleans and support the redevelopment of that city, we decided to sell the property. The insurance settlement and the sale proceeds were above our expectations, and these events free up management from the distracting burden of expending human and financial capital to bring the property back into service in an uncertain local market. The sale also reduces a significant element of risk to the company, releasing over $1.00 per share of value. Jim will discuss some of the financial details shortly, but I’d like to add that despite this sale, we remain great supporters of New Orleans, and our wish is that the exciting and much-needed revitalizing plans for the Hyatt Jazz District and the National Jazz Center become a reality.

We closed on an opportunistic purchase of the Hotel Le Parc in Paris. It is a real gem with tremendous untapped opportunity. It is in an “A” location in one of the strongest hospitality markets in the world, and Paris is a city in which we have demonstrated exceptional results over the past decade.

Let me take a minute to discuss our strategy in Europe. We’ve taken a slow and intentionally deliberate approach and our results to date reflect a great deal of discipline. Our European strategy has been asset-driven and opportunistic in nature and our current platform provides us with a solid base for a profitable European business. In fact, during 2006, we explored the possibility of listing our hotels in Europe in a public company that would be managed by Strategic. We felt this approach would strike the best balance between complimentary long-term capital and control, while positioning us to use our unique and proven skills to benefit from Europe’s rapid growth. As you are aware, the current market for such an offering evaporated earlier this year, and while this opportunity may re-emerge at some point in the future, we’ve elected to write off the cost of the proprietary work we’ve completed to date. However, this hasn’t dampened our enthusiasm for Europe.

We haven’t needed partners to fund our investments thus far, and we have invested wisely in properties in high-value locations that provide our U.S. investors with the necessary returns. But the point will likely soon approach where we’ll need complementary sources of capital to fund additional growth, especially to the extent that our pipeline matures and produces incremental investments with the corresponding, master planned internal growth opportunities.

During the quarter, we were pleased to announce the appointment of Sir David Michels, a director of the company and former Chief Executive of Hilton plc, to the newly-created consulting position of Senior European Strategist. In this role, he will drive the company’s European strategy

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Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

forward to take advantage of this rapidly growing market. David brings four decades of varied and deep hotel experience that is complimented by a commendable reputation and extensive industry contacts. I must stress that David’s role is not simply to grow our European presence, but we are charging him to only pursue those opportunities that increase shareholder value. That’s an important distinction and one that will keep us on track as we explore our options further.

The key take-away is that with David’s involvement, our proven asset management and redevelopment skills, and a relationship base in Europe that is unparalleled, we’re very excited about this market and will continue to aggressively seek avenues to exploit these resources to create additional shareholder value. So, while 14% of EBITDA was generated in Europe this quarter and 6% in Mexico, a “rough justice” estimate is that approximately one-third of our value is outside of the United States.

Another area we’re excited about is Strategic’s leadership in the evolution of this industry. As I look at our business, I believe that it is no longer just about selling rooms. As a result of societal shifts, with the resultant changing consumption patterns, our properties have evolved from hotels in which the non-room facilities and amenities were a necessary evil of our business, to hotels at the very center of the community. Today’s high-end hotels possess myriad opportunities for guest and non-guest use of non-room facilities.

Within this context, our master planning process, a unique approach, looks at the breadth of opportunities for our properties well beyond only rooms. Business extensions range from named restaurants and bars, spas, retailing, merchandising and wine rooms, to the development of alternative uses of space. Our philosophy has been and remains to utilize every square foot of built space, land, and air rights, to maximize revenues and every opportunity to extend and expand. Simply stated, we look at our hotels as mixed-use developments where the room component is the anchor tenant.

One obvious extension beyond traditional amenities is residential in all of its various forms, where our hotel’s location, services, amenities, physical design and brand can combine to create exceptional values.

We’ve witnessed this potential at the Hotel del Coronado where we are completing the sales of hotel condominium units at great prices. We have also seen this in Punta Mita with the rapid sellout of the first phase of 10 units in our Four Seasons Resident Club joint venture, and with sales going according to plan for the remaining 25 units that are under construction. This program entails selling one-tenth fractionals.

This quarter we entered into an agreement to purchase the remaining 60 acres in Punta Mita on Mexico’s Pacific Coast that is entitled for a mixed-use hotel and residential development. With this purchase, we have now gained control of this very special resort location and Strategic will oversee the execution of a plan to develop a complimentary mixed-use luxury resort in an internationally acclaimed, large scale, planned-use development. Punta Mita is primarily a residential community anchored by our own award winning Four Seasons with its well deserved global reputation.

But let me emphasize that our execution strategy for residential is disciplined and very controlled. We take advantage of our ability to identify components of value, while mitigating risk in the areas in which we are not experts by involving residential development partners in various forms of joint ventures and alliances to reduce our financial exposure to that activity, while maximizing the benefits of the hotel’s brand extensions.

Changes in our customer’s preference and the ever-increasing value of the land underlying our hotels will continue to drive businesses that in the past would have been considered radical or even unrelated to our core. Well, times have changed and will continue to change, and we consider our various forms of related residential activities to be an essential ingredient of a growing, necessary, desirable and very profitable evolution of our overall business strategy. Now, let me turn the call over to Jim to review our third quarter results in greater detail.

Jim Mead - Strategic Hotels and Resorts—CFO, EVP

Thanks, Laurence and good morning. In the third quarter, we reported Comparable EBITDA of $69.6 million, a 25% increase from $55.7 million last year. Comparable FFO per share was $0.39, up from $0.35 last year, an increase of 11%. Comparable EBITDA and FFO include a one-time $1.4 million charge for the termination of a lease related to the planned reorganization of employees at our Paris Marriott.

Residential sales contributed $5.9 million of EBITDA and $2.6 million of FFO, or $0.03 per diluted share for the third quarter. We performed at the top end of our Comparable FFO per share guidance range and above our range for Comparable EBITDA.

Let me spend a moment to describe several items in the quarter that were excluded from Comparable EBITDA and FFO.

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Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

First, we excluded the $85 million gain for the joint venture sale of 49% of the InterContinental Chicago and Hyatt Regency La Jolla.

As Laurence mentioned, in Europe we were deferring costs related to a potential listing of a European company to hold our business there. Given current market conditions, we have elected to write off these costs which totaled $7.4 million. We remain confident in our European business strategy and have several options for capital sources if and when the time arises.

We also excluded a $10.7 million cost of the defeasance of a loan securing our three Hyatt Regency properties. This defeasance was necessary in order to release the cash from our insurance settlement on the Hyatt Regency New Orleans and sell the property. It also permitted us to release La Jolla, which is now in the joint venture with GIC.

And as we do each quarter, we have also excluded foreign exchange gains and losses related to technical balance sheet translations.

Our most important measure of top-line performance—total revenues per room—increased a healthy 9.8% for the North American same-store hotels this quarter, and it grew 8.8% for our total North American portfolio. Additionally, non-room revenues grew by 11% for our North American same-store hotels and 9.6% for our total North American portfolio. These are indicators of generally very solid demand, and the non-rooms spending reflects a strong marketplace and the success of our capital investment initiatives.

RevPAR at our North American same-store hotels increased 9.3% and our total North American portfolio grew 8.6%, which were again at the high end of our guidance. ADR growth of 5.2% contributed about 60% to these strong results.

Let me take you through some of the underlying drivers:

The Four Seasons Mexico City had Total RevPAR improvement of 57%, including a 17.5% increase in occupancy versus the third quarter of 2006. Our comparable year was impacted by demonstrations after the presidential election when protesters blocked the front of the hotel from the end of July through September of last year. We had just finished a renovation earlier last year, so to give you a sense of the improvement in the market and response to our renovation, we compared the results to 2005. In the third quarter of this year, RevPAR was up 26% from 2005, but more dramatically, EBITDA per key increased 55% over the two years.

The InterContinental Miami also had a terrific quarter with tremendous meetings and leisure business, partially caused by overflow from a very busy peak season. The comparison also benefited from a third quarter of 2006 that included some threats of hurricanes that induced skittishness among meeting planners. Total RevPAR of this property was up 29% this quarter on increases in non-rooms business of 46%.

Group business also played a role in great results in the InterContinental Chicago and the Loews Santa Monica.

Our Four Seasons Washington, D.C. has shown direct benefits from the party change in Congress, which has driven group activity at the hotel. Group occupancy increased by more than 15% compared to last year. Increases in banquet and social catering revenues on the stronger group business, combined with an 11% increase in ADR for our transient business to provide a 9.1% increase in Total RevPAR. In fact, this property had an ADR of $1,000 for a few days this quarter which really speaks to the high demand and confirms what we’ve been saying about the pricing power of Four Seasons in this market.

Our Four Seasons Punta Mita once again had an outstanding quarter. In comparison with last year, we added 28 rooms, including a second five-bedroom ocean front “super” suite, in addition to restaurants and retail. Excluding these new rooms, our RevPAR increased 9.2% and the occupancy and rates at the newly-opened rooms were at, or above, our expectations. But with the addition of all of the amenities, our non-rooms revenues increased 38% and, in total, drove an EBITDA increase of 50% year-over-year.

We experienced some weakness in our group business in southern California and Scottsdale during the quarter. For example, we lost a medical devices and a commercial bank meeting at our Fairmont Scottsdale. We have also seen signs of attrition in the pharmaceutical sector generally, and we’re carefully monitoring that segment of our business. While we’ve seen some limited attrition or cancellations from the financial services sector, we have also picked up some replacement business. For example, the merger between A.G. Edwards and Wachovia benefited our group business at the Ritz-Carlton Laguna Niguel and Ritz-Carlton Half Moon Bay.

The Hotel del Coronado’s results, which are not in our metrics because it is an unconsolidated subsidiary, were challenged by delays in construction that slowed the ramp up for the Beach Village rooms, retail and spa additions. We expect that the property’s performance will lag for the remainder of the year against our objectives as a result of the extended construction and a weak meeting schedule, but we anticipate

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Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

improvement going into next year as this activity wraps up. And here is one indicator of a positive outlook for the Hotel del Coronado: We sold $2.7 million in beach club memberships which, because of the accounting rules, cannot be included in income. That’s about 50 memberships at $50,000 each.

Our hotels in Paris and London continue to meet our expectations. The results benefited from foreign exchange changes during the quarter, but the bottom line is that at our Marriott Grosvenor Square, we drove rate in exchange for occupancy to intentionally reprice our product and we increased our GOP per room by 17% year-over-year. Paris gets much of its late summer business from the Middle East, and the year-over-year comparisons were diminished by poor late summer weather and a shorter Ramadan this year. Both the Prague market and our InterContinental hotel are in transition, and we are in the early stages of a process designed to reposition this hotel to capture a strong and growing meeting segment.

As an aside, we made the Marriott London and InterContinental Prague investments about a year ago, and in addition to value improvements from cash flow growth, our assets have appreciated by about $60 million in value from changes in foreign exchange rates alone.

Returning to our overall results, gross operating margins expanded 210 basis points for this quarter. About 50 basis points came from the Four Seasons Mexico City and increases in rates certainly supported the growth as well.

However, the implementation of our operating systems also had a substantial impact, particularly on hotels that we purchased in 2006. For example, in analyzing our labor costs for the quarter, we observed that total Payroll and Related expenses for Q3 2007 were 35.6% of revenue, a 1.1% reduction from Q3 2006. A significant part of the decline came in total hours worked per occupied room, which fell by 2.3% year-over-year as a result of our labor systems and substantially offset payroll, taxes and benefits per hour that increased 4% over the same period.

Moving on to residential. Residential sales at the Hotel del Coronado produced an exceptional result this quarter. We closed sales on 28 of the 35 condominium hotel units by the end of the quarter at average prices that exceeded our expectations by 13%, with an average price of $2,150 per square foot for 90 days usage. As of today, we have closed all but two units.

The total contribution from residential sales was in line with our guidance last quarter, with $2.6 million in FFO, or $0.03 per share. Our sales at the Hotel del Coronado produced about $3.4 million, or $0.05 per share, and were offset by the expensing of $1.2 million of costs that were deferred into a condominium hotel program at our Fairmont Chicago. Many of you will recall that we set up a program at the Fairmont and have put many of the elements in place that would permit us to execute this strategy in the future. However, the condition of the residential markets in Chicago caused us to postpone this activity and so we are writing off the related costs.

By now, you all know the company’s focus is on executing value-adding initiatives to drive internal growth. Much of that is in the way of redevelopment. There is a schedule in our financial supplement and now on our web site so that you can track our progress on implementing these plans. You can see pictures of these projects on the web site as they finish. Just go to strategichotels.com, click on third quarter info and then capital projects.

I won’t spend time discussing the progress of all of the projects today, but I will note that we have completed $120 million in ROI projects this year and will deliver another $40 million later this year or early next. Our cash-on-cash return expected on last year’s activities is over 20%, and we anticipate a roughly 18 to 20% on average cash-on-cash returns in the first stabilized year of this year’s projects.

In addition to our redevelopment programs, we concluded activities that have created an exciting pipeline of future projects. The construction of the Aqua Building continues on schedule in Chicago across from our Fairmont Chicago hotel. We contracted to purchase, on completion, the ground floor for a fabulous 20,000 square foot glazed ballroom with a unique outside terrace and another 15 floors for 225 guest suites as an expansion to the Fairmont. The ballroom is scheduled for delivery to us late next year with the remainder of the floors late in 2009.

Planning continues at our La Solana development for an 84-unit, all suite hotel, 22 condominium hotel and fractional units, and a 40 residential unit building site on our 50-acres of oceanfront near our Four Seasons Punta Mita. We will soon start construction on a couple of model suites and a model residential unit and expect that the entire project will be under construction next year.

Also, near our Four Seasons resort is a 60-acre oceanfront parcel that we have recently purchased for the development of a mixed-use hotel and residential community. We are in early planning but believe this property will accommodate approximately 140-room hotel and 150 residential units.

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Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

Our intention with this project, as well as with La Solana, is to lay off as much as of the residential risk as possible by involving experts in residential development and through the sale or joint venture of residential land. The goal in the end is to have a deeply subsidized hotel investment.

I would like to speak about New Orleans a bit. We are really proud of our accomplishment here! This was among the most complex and time-consuming challenges we have faced since going public. Thanks to a great team effort, we ended a long process with our insurers with a $143 million settlement net of deductible and have now entered into a contract to sell the building for $32 million. In prior calls and meetings, we had provided guidance that we would end up with the amount of debt we had on the property of $90 million. We exceeded this guidance and have provided cash to the company in excess of our rehab costs to date of $120 million.

Turning to our balance sheet, we noted a few capital market activities in our quarterly report. Despite credit market challenges, absolute interest rates are low and we took advantage of the declining rate environment to extend our fixed rates and increase our percentage of fixed rate debt. We accomplished our fixed rates through interest rate swaps that fix underlying floating rate debt. This has been the most flexible approach for us and separates interest rate decisions from underlying property and financing decisions.

Near the end of the quarter, we swapped $158 million of Sterling debt into fixed rates and extended maturities on $475 million of existing swaps. The net result is that we are 80% fixed rate with an average borrowing cost of 5.5%. The average maturity of our fixed rates is approximately six years.

We continue to have sufficient liquidity with over $350 million in available lines of credit.

I will make a couple forward-looking comments here, but will let Laurence give you his sense of the market in a moment. Our future indicators are definitely giving us caution signals. Or, better phrased, our sense for the fourth quarter and next year is that prospects have become less certain as uncertainty pervades the overall economy.

We lost groups during October that cost us $1 million in EBITDA as a result of the California fires.

The first quarter will be comparatively weak, if for no other reason than the shift of Easter into March and will have to wait and see if the group pace reported as definite gets the expected pick-up.

We are also seeing some early signs of weakening as a result of attrition and cancellations, as I mentioned earlier, mainly in the pharmaceutical and financial services sectors. On the positive side, the number of rooms booked by groups in the fourth quarter and first half of next year continues to be strong and at rates that average about 10% higher. We see the same trend for the entirety of 2008.

Nevertheless, our anecdotal observations and common sense related to the overall uncertainty in the economy dictate a cautious approach to operations, capital allocation and guidance.

As far as guidance goes, we are narrowing our full-year 2007 range to $1.60 to $1.64 comparable FFO per share, as a result of lost meetings business in October from the California fires, and a slower-than-scheduled completion of the Beach Village rooms and capital projects, and a weak meeting schedule at the Hotel del Coronado.

Included in this full-year guidance are continuing expenses through the closing of the sale of the Hyatt Regency New Orleans at the end of the year of $3.5 million in EBITDA, or $0.05 FFO per share; and contribution from residential sales for the year of $13.8 million in EBITDA, or $0.10 FFO per share. This also includes the assumption that North American Total RevPAR will grow 5 to 6% during the fourth quarter and RevPAR will grow 7 to 8%.

So with that, let me turn the call over to Laurence for some closing remarks. Laurence.

Laurence Geller - Strategic Hotels and Resorts - CEO, President

Thanks, Jim. Before we take questions, I first want to comment on what we’re seeing in the marketplace.

As far as supply, which obviously goes to long-term valuation, we see a de minimus increase in current supply. And on top of that, there’s been a slowdown in planned supply during these past months of constrained liquidity as well as a lengthening of the time it takes to a put a competitive product into the high-end market. So we remain very optimistic about the outlook for the hospitality industry in general, and our segment of it in particular, as all demographic, societal indicators and long-term metrics are pointing in the right direction.

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Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

However, the current uncertainties about the economy inevitably increase the risk on our growth expectations for next year, and we are prudently planning for all exigencies in what could be a volatile and uncertain environment.

Jim mentioned that we are seeing some “spotty” cancellations in our group business, largely in the pharmaceutical and financial service sectors, which inevitably impacts not only our rooms revenue, but also our banquet and other non-rooms revenue. While we certainly do not see a trend and our group booking pace still appears on track for next year, we can’t ignore the overall economy and the attendant noise levels surrounding the marketplace.

We vigilantly monitor the segment of meetings business we refer to as “booked in the year for the year.” As such, we are constantly talking to these customers and constantly watching our metrics and trend lines. Anecdotally, we’re hearing some of our group customers are giving some consideration to cutting down discretionary spending in the short-term, again due to uncertainty about the U.S. economy. This is natural and we’ve experienced similar situations in many of the previous cycles which our team has successfully managed through.

The transient business appears to be solid, which is encouraging, and the high-end leisure market in which our hotels operate shows no sign of weakness. But we are pragmatists and we are taking a cautious attitude until the strength of the economy becomes clearer.

Since the company’s inception, as part of our standard operating procedures, we have had continually updated, multi-leveled contingency plans in place for market disruptions, which were obviously activated after the 9/11 attacks, Hurricane Katrina, during various natural disasters and in the after-math of last year’s tumultuous presidential election in Mexico. In early August of this year, we recognized indications of possible weakness and elevated our standard expense protocols immediately. We set these contingency plans into motion asking each of our property managers, among other things, to take a very close look at every operating expense to make sure that we eliminate all extra costs during this period of uncertainty.

We have ever-improving, increasingly sophisticated and diligent controls over property expenses even in the best of times and enjoy very close operating relationships with our managers. I believe that no hotel portfolio is better positioned than ours to weather this uncertainty.

But let me reiterate that the business indicators we rely upon are still sound; however, experience and prudence demand that we approach this situation with measured care and scrutiny. We are pleased with both the operating systems we have in place, as well as our plans to consistently improve them, and are drawing upon a well-trained, experienced, well-prepared and knowledgeable executive team to oversee the steady execution of our contingency plans to ensure we’re in the best possible position entering 2008.

I would now like to open the call for questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATORS INSTRUCTIONS) For our first question, we will go to Bill Crow with Raymond James.

Bill Crow - Raymond James & Associates - Analyst

Good morning, guys.

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

Hi, Bill.

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Nov. 06. 2007 / 10:00AM ET, BEE - Q3 2007 Strategic Hotels and Resorts Earnings Conference Call

Bill Crow - Raymond James & Associates - Analyst

A couple of questions for you. First of all, can you just bridge the gap between the more cautious outlook that you’re taking toward next year with the decision to put $45 million of non-earning land on your books at this time? And how quick do you think you can get those — that land off to a joint venture partner and have you had discussions in that vein?

Laurence Geller - Strategic Hotels and Resorts - CEO, President

Bill, we can’t manage a hotel business where it takes so long to put end products into place or just on a quarterly basis as you know. We looked to this. We have had exceptional success, as you know, in our Mexican and in our resort operations, so we look at this as long-term opportunity. We took advantage for two reasons of taking this land. First, because we thought it was an exceptional opportunity.

And second, because we’d rather not have a competitor in the marketplace that can give pricing uncertainty to our existing Four Seasons hotel in Punta Mita, and the La Solana project that will go under development. We haven’t said we’re looking for a joint venture partner for the project. What Jim mentioned was it’s clear the residential component will not be executed solely by us. So we left our options way open there. Generally, the planning of a product like this will take us around a year or so to get done, so we don’t look at this as a 2008 construction start.

Bill Crow - Raymond James & Associates - Analyst

Right. Okay. But you have not yet had any discussions with potential partners though?

Laurence Geller - Strategic Hotels and Resorts - CEO, President

I don’t think it is appropriate for us to comment on the capital structure at this stage. It’s too early in the process.

Bill Crow - Raymond James & Associates - Analyst

That’s fine. Jim, a question for you. As we think about ‘08, can you kind of give us what your view of ‘07 is on kind of a recurring basis as we look to build off of taking out the impact from insurance settlements and residential sales and anything else that was kind of nonrecurring, and then maybe adding in the positive impact from some of your capital investments. It looks like FFO per share might be in the mid $1.50s, or something like that, on a recurring basis, going forward. Is that about right, and where would you put EBITDA for this year?

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

I guess the way I would look at it, Bill, is if, and we have had a number of changes so I apologize to all of the analysts on the phone that have to go through these numbers for us, but we’ve had a number of changes because of the addition of residential and because of the changing nature of the New Orleans property. But if we start with our guidance of $1.60 to $1.64 and we just adjust out the residential component, which is about $0.10, and add back in New Orleans, which is about $0.05, and maybe take out the Paris Marriott reorganization of employees, which are costing a couple of cents, we actually end up in a range of about $1.57 to $1.61. That’s what I would consider to be a more, Bill, recurring number and I think by way of reference we started the year off, if I recall this correctly, with a guidance range before we made these adjustments to guidance on residential and New Orleans of $1.45 to $1.60.

So we’re at the high end of the original range we announced at the beginning of the year and that’s about an 11% to 14% year-over-year increase in FFO per share on that range of ‘07 versus ‘06. In terms of EBITDA, making all of those adjustments again, and offline I can give you all of the numbers if you like, I think we come out to around $267 to $270 million on a comparable basis, in terms of EBITDA range.

Bill Crow - Raymond James & Associates - Analyst

Okay. And so other than asset sales that may or may not occur next year, this is kind of the base case heading into as far as building our models?

Laurence Geller - Strategic Hotels and Resorts - CEO, President

I would think, yes, that’s right.

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Bill Crow - Raymond James & Associates - Analyst

That’s perfect. Laurence, on Europe, the RevPAR growth looked a little bit softer than what we may have been seeing from some other folks over there, and even some of the peers were a little bit weaker than what we had expected. Anything going on there? Is that seasonal in nature for your portfolio? Or is the economy slowing like it is over here?

Laurence Geller - Strategic Hotels and Resorts - CEO, President

Let me divide that into two. Let me take the latter part of the question first, Bill. The economies are not slowing at all. We’re in great markets there. Hamburg, of course, is the steady solid market. Prague is an exceptional tourist market. And London and Paris, I’ll use a hardly technical term, frankly sizzling markets. I’ll divide the two properties, London and Paris. In London, we made a very conscious decision based on research we’ve done to start to increase our rate fairly substantially for obvious reasons: great flow-through, higher GOP, and we wanted to train the customers. So this was a quarter where we took the risk, increased the rate, and we actually saw some tremendous flow-throughs there, I think GOP flow-through perhaps was in the 16% to 17% range there as a result of it.

So that was a building, a very deliberate decision to take a building block. We knew it would cost us some points of occupancy around the tail of our business. Very, very deliberate to go to the health of the long-term product. Paris is a slightly different situation. Lousy weather in September combined with Ramadan completing earlier than previous years combined to send some of our high-rated Middle East customers home earlier, so we had to fill it in with less profitable per guest customers in that stage. Nothing that we can see on the horizon would stop those two markets from continuing to sizzle and be the work horse of Europe, frankly.

Bill Crow - Raymond James & Associates - Analyst

Okay. Terrific. Good quarter, guys, thank you.

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

Thanks, Bill.

Operator

And for our next question we will go to Will Marks with JMP Securities.

Will Marks - JMP Securities - Analyst

Thanks. Hello, Laurence. Hello, Jim. Couple of questions. One, can you just give a little more detail. I think you said a $7.4 million fee related to potentially listing overseas and what that entails? That seemed pretty high. And also just more detail on the memberships of the del Coronado, the $50,000 memberships, what is the total you expect and how are sales going? It sounds like very well.

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

Starting with the first, we spent a fair amount of time last year going through a variety of activities, including translating our U.S. GAAP into IFRS statements and preparing audits in order to do a listing in Europe in order to gain access to the capital markets so that we have both the fees from managing a public company but also the upside from growing the portfolio through a public-listed vehicle. As you probably know, the markets started becoming weak at the end of the year and have absolutely shut down now for new IPO hospitality companies. So in order to just be conservative in our accounting, we wrote that cost off, but I will tell you that when we look at doing partnerships and other activities in Europe, IFRS accounting is important to have, and we’ve also preserved the ability to flip into a public listing, if that opportunity becomes available again. So I would say that we’re using an abundance of caution on our accounting side, and just simply cleaning up as much as we possibly can, but I think we will still see some of the benefits going forward, Will.

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And as far as the Hotel del Coronado, I’m constantly astounded by the success in selling memberships for a beach club and the beach club guests, residents of the community can come in and use the facilities, the pool, the locker rooms, the beach obviously and get some discounted rates. Laurence has a few things to say about it, but to get $50,000 a membership is quite an astonishing number and is really representative of the attractiveness of that hotel.

Laurence Geller - Strategic Hotels and Resorts - CEO, President

I’d urge all of you, Will, to look on the web site as Jim described. You will see some interesting pictures of the property. For those that remember the del Coronado as it was, until you see it today and see this stunning health club, incredible spa, and the whole of the beach developments, the housing being done, as well as we are completing several other projects at the del, you’ll see why the memberships are starting now. However, having said that, the spa and the health club came on stream far slower than we expected. So we are really now just beginning to start selling those health club memberships with the prime selling season for that being probably second quarter of next year, second and third quarters of next year. Really, if any of you are in southern California, it is a really quintessential example of a mixed-use project where it looks like in our lodging today.

Will Marks - JMP Securities - Analyst

I’m sorry, maybe I missed it, did you give a figure of how many total you would sell?

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

We sold about 50 during the quarter for $2.7 million.

Laurence Geller - Strategic Hotels and Resorts - CEO, President

And Will, we haven’t yet decided on what the total number will be.

Will Marks - JMP Securities - Analyst

Got it. Okay. Great. That’s very helpful. Thanks.

Operator

(OPERATORS INSTRUCTIONS) And we will now take our next question from William Truelove with UBS.

William Truelove - UBS - Analyst

Hi, guys. Good quarter as well. Just to follow up on Bill Crow’s question earlier about the same store. How does the GIC partnership impact these kind of baseline numbers for 2007? Wouldn’t it reduce it quite a bit?

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

Well, if you look at our web site, you can get the financial supplement which will give you the specific EBITDA numbers from both the Hyatt La Jolla and the InterContinental Chicago, so you will be able to back out the minority interest portion of that investment for next year’s numbers.

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William Truelove - UBS - Analyst

Yes, because if you did, just looking at the 2006 figures, I mean Chicago did $14 to $15 million total and La Jolla did $10 to $11, so if I just take half of that, I’m talking like $12, so wouldn’t I take, of the $267 to $270 million in the 2007 EBITDA, could I subtract $12 from that and start with a new baseline for 2008? Is that roughly what you would do?

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

The properties will do more than that in 2008 but, yes, that is effectively the mathematical answer. Then you’ve got to add back that we’re getting fees on the activity which is — I don’t have the answer in front of me, probably $1 million or something like that.

William Truelove - UBS - Analyst

Right. And so what would the FFO per share kind of impact start — if it is somewhere around $12-ish or so on the EBITDA front, what is that on the FFO?

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

Well, on the EBITDA side, we sold it in the first year at about a 14x so it is going to be accretive, but it will be marginally accretive to the numbers. Maybe we’ll get a penny out of it. That would be about it.

William Truelove - UBS - Analyst

Okay, and then my other question is, Lincolnshire, has any plans changed on the ownership of that hotel?

Laurence Geller - Strategic Hotels and Resorts - CEO, President

Hey, Will, it’s Laurence. As you know, both — that Phoenix is listed, the Hyatt Regency Phoenix is listed on the market by Jones Lang LaSalle at the moment and we’re going through the second round of bids at this moment. Lincolnshire, we have certain arrangements to make pertaining to capital expenditure with Marriott. Once that’s completed, we look forward to marketing that property probably first or second quarter of next year.

William Truelove - UBS - Analyst

Okay. And one last question. I know that you indicated that given your more cautious stance on next year you’re asking all of the operatives to go back and look at the expenses. Did you make any changes to your capital expenditure programs for 2008 as well given this new kind of cautious stance?

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

We haven’t — let’s step back. The two elements of the capital expenditures program first of all, we’ve got the FF&E piece and the second is obviously ROI investment. I think we’ll start with the FF&E piece. We are going through the budgets right now with the hotels. Typically, we approve about two-thirds our FF&E at our budget review process, and in addition to them having to come back to get those reapproved when they’re ready to spend the money, we will release the other third as the year progresses. Things change. We will use that other third as cushion to make sure we do all the things right through the year. In times like we have right now, we would probably approve, Laurence, what would you say, about a third of the FF&E.

Laurence Geller - Strategic Hotels and Resorts - CEO, President

Traditionally, during the past cycles we reversed that two thirds of agreed to one-third release and two-thirds held back.

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Jim Mead - Strategic Hotels and Resorts - CFO, EVP

The other capital programs, I would say, are pretty fundamentally and soundly based in some good market research. Restaurants, wine rooms, Starbucks. Over the next 12 months, there are a couple of large capital investments that we’re going to consider. Renovation of rooms in London, completion of the project in D.C., so that we can be ready for the elections coming up next year. The answer to your question is absolutely yes, we’ve exercised, I would say, a far higher level of scrutiny against what we perceive to be an uncertain market. But what we will do next year we believe will succeed in incrementing the revenues and income streams through whatever cycle faces us. I mean we focus on an election cycle in Europe, and a silly example would be a Starbucks on a street corner. We think that those investments still make a lot of sense. And we’re not investing at marginally accretive numbers. We’re investing at very substantially accretive numbers.

William Truelove - UBS - Analyst

Right. Thank you so much.

Operator

And for our next question, we’ll go to Charles Laporta with Arctos Partners.

Charles Laporta - Arctos Partners - Analyst

I wanted you guys to clarify, you’ve only given guidance for 2007, correct?

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

That’s correct.

Charles Laporta - Arctos Partners - Analyst

Because I heard some people say 2008.

Jim Mead - Strategic Hotels and Resorts - CFO, EVP

No they were just trying to get a basis for the numbers for 2007 so they could do their own projection.

Charles Laporta - Arctos Partners - Analyst

Okay. That’s all I had.

Operator

And at this time, there appears there are no further questions at this time. I will go ahead and turn the call back over to Mr. Geller for any additional or closing remarks.

Laurence Geller - Strategic Hotels and Resorts - CEO, President

Well, thank you all for your continued interest in Strategic and for your time today. Let me tell that you we’re proud to be guardians to these great assets and to have an extremely talented executive team with a proven track record that knows how to manage through good and bad times. We’ll continue to enhance the value of our high-end properties based on market-specific research so we can deliver ROI to our shareholders. And, finally, we look forward to talking to you again early next year. So thank you again.

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Operator

That does conclude today’s teleconference. You may now disconnect your lines. Thank you for your participation.